Exhibit 99

TITAN INTERNATIONAL INC. ANNOUNCES RECEIPT OF CASH MERGER OFFER

Quincy, IL. - October 11, 2005 - Titan International, Inc., (NYSE: TWI) announced today that it has received an offer from One Equity Partners LLC (“One Equity”), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common Stock. The offer is subject to reaching a definitive agreement with the customary conditions, due diligence, financing, both One Equity and Titan board approvals and Titan’s stockholders’ approval. A Special Committee of the Board of Directors of Titan was formed to pursue discussions with One Equity. Mr. Richard M. Cashin, Jr., one of Titan’s directors, is also the Managing Partner of One Equity. Mr. Maurice M. Taylor, Jr., Chief Executive Officer and Chairman of the Board of Directors of Titan, is expected to participate with One Equity Partners. Additionally, Mr. Mitchell I. Quain and Mr. Anthony L. Soave, also directors of Titan, may participate.

One Equity Partners manages $5 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, One Equity invests in transactions that initiate strategic and operational changes in businesses to create long-term value. One Equity’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489